Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholder of Boston Edison Company:

We have reviewed the accompanying condensedconsolidated balance sheet of Boston Edison Company and its subsidiaries as of March 31, 2005, and the related condensed consolidated statements of income, of retained earnings and of cash flows for the three-month periods ended March 31, 2005 and March 31, 2004.  This interim financial information is the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, of retained earnings and of cash flows for the year then ended, and in our report dated February 18, 2005, we expressed an unqualified opinion on those consolidated financial statements.  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of March 31, 2005, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 3, 2005